Exhibit 10.2

FIRST AMENDMENT TO LEASE AGREEMENT

This FIRST AMENDMENT TO LEASE AGREEMENT (“First Amendment”) is dated for reference purposes as of August 16, 2011, by and between NOP COTTONWOOD 2825, LLC, a Delaware limited liability company (“Landlord”), and FUSION-IO, INC., a Delaware corporation (“Tenant”).

R E C I T A L S :

A. Landlord and Fusion Multisystems, Inc., a Nevada corporation (“Fusion Multisystems”) entered into that certain Lease Agreement dated as of May 28, 2010 (the “Lease”), pursuant to which Landlord leased to Fusion Multisystems and Fusion Multisystems leased from Landlord that certain space containing approximately 31,010 square feet of Rentable Area and 26,052 square feet of usable area (the “Existing Premises”) located in that certain office building addressed as 2825 East Cottonwood Parkway, Salt Lake City, Utah (the “Building”), consisting of the following: (i) the Suite 120 Space consisting of approximately 6,216 square feet of Rentable Area and 5,222 square feet of usable area located on the first (1st) floor of the Building; (ii) the Suite 150 Space consisting of approximately 5,304 square feet of Rentable Area and 4,456 square feet of usable area located on the first (1st) floor of the Building; (iii) the Suite 180 Space consisting of approximately 5,894 square feet of Rentable Area and 4,952 square feet of usable area located on the first (1st) floor of the Building; and (iv) the Suite 200 Space consisting of approximately 13,596 square feet of Rentable Area and 11,422 square feet of usable area located on the second (2nd) floor of the Building.

B. Tenant has succeeded to the interests of Fusion Multisystems as Tenant under the Lease.

C. In accordance with and as required under the Right of First Offer granted to Tenant in Article 28 of the Lease, Landlord delivered to Tenant a First Offer Notice with respect to that certain space containing approximately 8,332 square feet of Rentable Area and 7,000 square feet of usable area (the “Expansion Space”) commonly known as Suites 210 and 220, located on the second (2nd) floor of the Building, and depicted on Exhibit A attached hereto. Tenant timely and properly delivered to Landlord Tenant’s Election Notice electing to lease the entire Expansion Space.

D. Landlord and Tenant now desire to amend the Lease to (i) memorialize the terms upon which Tenant shall lease the Expansion Space, and (ii) modify various terms and provisions of the Lease, all as hereinafter provided.

A G R E E M E N T :

1. Capitalized Terms. Except as otherwise expressly provided herein to the contrary, all capitalized terms used in this First Amendment shall have the same meaning given such terms in the Lease.

2. Confirmation of Commencement Dates. Landlord and Tenant hereby acknowledge and agree to the following: (i) the Suite 120 Space, Suite 150 Space and Suite 180 Space were (A) delivered by Landlord to Tenant on September 1, 2010, and (B) as such, shall be deemed as the “Initial Premises” under the Lease (as amended hereby); (ii) the “Initial Premises Commencement Date” shall be deemed to be December 1, 2010 and, as such, the “Initial Premises Term” shall be that ten (10) year and ten (10) month period commencing on the Initial Premises Commencement Date and expiring on September 30, 2021 (the “Lease Expiration Date”) (subject to extension for the Bridge Period, if applicable, pursuant to Paragraph 1, Section “B” of the Summary attached to the Lease); (iii) the Suite 200 Space was delivered by Landlord to Tenant on January 1, 2011; and (iv) the Lease Commencement Date for the Suite 200 Space (the “Suite 200 Space Commencement Date”) shall be deemed to be April 1, 2011 and, as such, the Term of the Lease for the Suite 200 Space shall be that ten (10) year and six (6) month period commencing upon the Suite 200 Space Commencement Date and expiring coterminously with the Lease Expiration Date for the Initial Premises on September 30, 2021 (subject to extension for the Bridge Period, if applicable, pursuant to Paragraph 1, Section “B” of the Summary attached to the Lease).

3. Expansion Space.

3.1 Addition of Expansion Space. Commencing on the Expansion Space Commencement Date (as defined below), the Existing Premises shall be expanded to include the Expansion Space, which Expansion Space shall be leased on the same terms and conditions set forth in the Lease (as amended hereby). From and after the Expansion Space Commencement Date, the Existing Premises and the Expansion Space shall be collectively referred to as the “Premises” and shall contain a total of approximately 39,342 square feet of Rentable Area and 33,052 square feet of usable area.

3.2 Expansion Space Term. The lease term for the Expansion Space (the “Expansion Space Term”) shall commence on November 1, 2011 (the “Expansion Space Commencement Date”), and shall expire coterminously with the Lease Expiration Date for the Existing Premises on September 30, 2021 (subject to extension for the Bridge Period, if applicable, pursuant to Paragraph 1, Section “B” of the Summary attached to the Lease).

3.3 Beneficial Occupancy. Tenant shall have the right to occupy the Expansion Space, perform the Refurbishment Work (as defined below), install furniture, fixtures and equipment and/or commence business operations in the Expansion Space during the period commencing upon Landlord’s delivery to Tenant of possession of the Expansion Space and continuing until the day prior to the Expansion Space Commencement Date (the “Beneficial Occupancy Period”). All of the terms and conditions of the Lease (as amended hereby) shall apply during the Beneficial Occupancy Period, including, without limitation, Tenant’s obligation to pay to Landlord all sums and charges required to be paid by Tenant for the Expansion Space under the Lease (as amended hereby) as though the Expansion Space Commencement Date had occurred (although the Expansion Space Commencement Date shall not actually occur until the date set forth in Section 3.2 above); provided however, during the Beneficial Occupancy Period, Tenant shall not be obligated to pay Base Rent or Tenant’s Share of increases in Operating Expenses for the Expansion Space until the Expansion Space Commencement Date actually occurs (it being acknowledged, however, that Tenant shall continue to have the obligation to pay to Landlord Base Rent and, if applicable, Tenant’s Share of increases in Operating Expenses for the Existing Premises during the Beneficial Occupancy Period pursuant to and in accordance with the terms of the Lease, as amended hereby).

4. Base Rent. Notwithstanding the provisions of the Lease to the contrary, during the Expansion Space Term, the Base Rent payable by Tenant for the Expansion Space and the Existing Premises shall be calculated together and shall be as set forth in the following schedule, subject to abatement with respect to the Existing Premises, only, as set forth and to the extent provided in Section 5.1 of the Lease:

Period of Expansion Space Term	Monthly Base Rent	Annual Base Rent Rate Per Square Foot of Rentable Area of the Existing Premises and Expansion Space
11/01/11 — 11/30/11	$83,601.75	$25.50
12/01/11 — 11/30/12	$86,126.19	$26.27
12/01/12 — 11/30/13	$88,683.43	$27.05
12/01/13 — 11/30/14	$91,339.01	$27.86
12/01/14 —11/30/15	$94,092.95	$28.70
12/01/15 — 11/30/16	$96,912.46	$29.56
12/01/16 — 11/30/17	$99,830.33	$30.45
12/01/17 — 11/30/18	$102,813.75	$31.36
12/01/18 — 11/30/19	$105,895.55	$32.30
12/01/19 — 11/30/20	$109,075.69	$33.27
12/01/20 — Lease Expiration Date	$112,354.19	$34.27

5. Tenant’s Share. For purposes of calculating Tenant’s obligation to pay Tenant’s Share of the increases in Operating Expenses during the Expansion Space Term, (i) Tenant’s Share of the increases in Operating Expenses for the Existing, Premises and Expansion Space shall be calculated together, (ii) effective from and after the Expansion Space Commencement Date, as a result of the expansion of the Existing Premises by the Expansion Space, Tenant’s Share shall be revised to be 36.24% (i.e., 39,342 square feet of Rentable Area in the Expansion Space and the Existing Premises/108,571 square feet of Rentable Area in the Building), and (iii) the Base Year shall continue to be the calendar year 2011.

6. Condition of Premises; Refurbishment Allowance. Except as otherwise provided below in this Section 6, Tenant shall continue to occupy the Existing Premises in its “AS IS” condition as of the date of execution of this First Amendment and shall accept the Expansion Space in its “AS IS” condition on the date of delivery thereof by Landlord to Tenant, without any obligation on Landlord’s part to construct or pay for any tenant improvements or refurbishment work in or for the Existing Premises or the Expansion Space. Notwithstanding the foregoing to the contrary, at any time during the period (the “Refurbishment Allowance Availability Period”) which commences on the date of execution of this First Amendment and ends on October 31, 2012, Tenant shall be entitled to receive from Landlord a one (1)-time refurbishment allowance (the “Refurbishment Allowance”) in an amount up to, but not exceeding, Two Hundred Forty-Three Thousand Four Hundred Ninety-Two and 30/100 Dollars ($243,492.30) to help reimburse Tenant for the costs (collectively the “Refurbishment Costs”) actually incurred and paid for by Tenant during the Refurbishment Allowance Availability Period for the design, purchase, construction, permitting and installation of tenant improvements and alterations which are permanently affixed to the Expansion Space (collectively, the “Refurbishment Work”). In no event shall Landlord be obligated to make disbursements pursuant to this Section 6: (i) in a total amount which exceeds the Refurbishment Allowance; (ii) with respect to any Refurbishment Work performed prior to or after the Refurbishment Allowance Availability Period; (iii) with respect to any costs incurred by Tenant for the purchase, installation and/or acquisition of any furniture, computer systems, telephone systems, equipment or other personal property; or (iv) with respect to any request for payment of the Refurbishment Allowance made by Tenant prior to or after the expiration of the Refurbishment Allowance Availability Period. The construction and installation of the Refurbishment Work shall be made in accordance with the terms of Article 11 of the Lease. Disbursement from the Refurbishment Allowance shall be made within thirty (30) days following Tenant’s delivery to Landlord of the following: (A) a request for payment showing that the Refurbishment Work has been fully completed and the actual Refurbishment Costs incurred and paid by Tenant in connection therewith; (B) invoices and paid receipts evidencing such Refurbishment Costs and Tenant’s payment thereof from all of the contractors and subcontractors performing the Refurbishment Work; (C) executed final, unconditional mechanics’ lien releases from all such contractors and subcontractors performing the Refurbishment Work; and (D) all other information reasonably requested by Landlord. If the Refurbishment Allowance is not fully utilized by Tenant to help reimburse Tenant for such Refurbishment Costs within the Refurbishment Allowance Availability Period, then such unused amounts shall revert to Landlord and Tenant shall have no further rights with respect thereto.

7. Parking. Landlord acknowledges that Tenant currently has the right to use, free-of-charge throughout the Term and any extension thereof, up to a total of one hundred thirty (130) Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the Existing Premises), three (3) of which Parking Passes are for Reserved Passes and the remainder of which are for Unreserved Passes. During the Expansion Space Term, as a result of the expansion of the Existing Premises by the Expansion Space, Tenant shall have the right to use, free-of-charge throughout the Term and any extension thereof, an additional thirty-five (35) Unreserved Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the Expansion Space) such that, effective from and after the Expansion Space Commencement Date, Tenant shall have the right to use, free-of-charge throughout the Term and any extension thereof, up to, but not exceeding, a total of one hundred sixty-five (165) Parking Passes (i.e., five (5) parking passes for each 1,000 square feet of usable area of the Existing Premises and Expansion Space), three (3) of which shall continue to be Reserved Passes and the remainder of which shall be Unreserved Passes. Tenant’s use of the Parking Passes shall be otherwise be on the same terms and conditions as contained in Paragraph “E” of the Summary attached to the Lease and Section 5.6 of the Lease.

8. Address of Landlord for Notices and Payment of Rent.

8.1 Landlord’s address for notices as set forth in Paragraph 2, Section “G” of the Summary attached to the Lease is, from and after the date of execution of this First Amendment, modified as follows:

NOP Cottonwood 2825, LLC

2855 E. Cottonwood Parkway, Suite 175

Salt Lake City, Utah 84121

Attention: Property Manager

8.2 Landlord’s address (in the event of a payment by check) and wiring account information (in the event of a payment by wire transfer) for the payment of Rent is, from and after the date of execution of this First Amendment, modified as follows:

If by check:

NOP Cottonwood 2825, LLC

File #30679

PO Box 60000

San Francisco, CA 94160-0679

If by wire transfer:

9. Brokers. Landlord and Tenant each hereby represents and warrants to the other that it has had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment, except for Commerce Real Estate Solutions, representing Landlord and Coldwell Banker Commercial NRT, representing Tenant (collectively, the “Brokers”), and that it knows of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. Landlord shall pay the Brokers a commission in connection with the execution of this First Amendment pursuant to a separate agreement or agreements by and between and/or among Landlord and the Brokers. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments and costs and expenses (including, without limitation, reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing in connection with this First Amendment on account of the indemnifying party’s dealings with any real estate broker or agent (other than the Brokers).

10. No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

11. Counterparts. This First Amendment may be executed in multiple counterparts, each of which is to be deemed original for all purposes, but all of which together shall constitute one and the same instrument.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

“LANDLORD”

NOP COTTONWOOD 2825 LLC,

a Delaware limited liability company

By:	NOP COTTONWOOD HOLDINGS LLC, a Delaware limited liability company
Its:	sole member

	By:	NATIONAL OFFICE PARTNERS LLC, a California limited liability company
	Its:	sole member

		By:	CWP CAPITAL MANAGEMENT, LLC, a Delaware limited liability company
		Its:	Manager

			By:	/s/ Joseph A. Corrente
			Name:	Joseph A. Corrente
			Its:	Senior Vice President

“TENANT”

FUSION-IO, INC. a Delaware corporation

By:	/s/ John Walker
Name:	John Walker
Its:	SVP, Operations

By:
Name:
Its:

EXHIBIT A

DEPICTION OF EXPANSION SPACE